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NEWS RELEASE
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Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


                  Dynatronics Announces First Quarter Results
                  -------------------------------------------


         Salt Lake City, Utah (November 9, 2006) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its first fiscal quarter ended September 30, 2006. Sales for the quarter were $4,139,057, compared to $4,358,428 in the prior year period. Net loss for the quarter was $175,008 ($.02 per share), compared to a net loss of $22,321 ($.00 per share) in the first quarter of the previous year.
          "The first quarter of fiscal year 2007 was challenging," stated Kelvyn
H. Cullimore Jr., company chairman and president. "Increased sales of infrared light therapy products were offset by decreased sales of older 50 Series devices and Synergie aesthetic devices. In addition, we incurred heavy R&D expenses in completing the development of the new Dynatron X3 light therapy device and the DX2 combination decompression/light therapy units, both of which were introduced during the quarter. We were able to ship the DX2 in the last two weeks of the quarter, but due to the short time frame, we saw only limited sales of this important new product before the end of the quarter."
         Another factor affecting the comparison between first quarter results of the current and the previous year was the one-time $57,000 gain during last year's first quarter from the sale of an investment.
         To improve overall operations, Dynatronics' management is implementing a four-fold strategy focused on (1) boosting marketing efforts through new sales incentive programs; (2) reducing labor expenses; (3) enhancing product profit margins through improved manufacturing processes; and (4) continuing development of new, state-of-the-art products for future growth.
         "We believe this four-fold strategy will enable us to address short-term profitability without jeopardizing long-term growth," added Cullimore. "We've already begun to implement this four-fold strategy with the introduction of several new sales incentive programs and have identified a number of improvements that can be made to lower our manufacturing costs."
         "We look forward to improving our financial results by generating a full quarter of sales from the DX2 decompression/light therapy unit," said Larry
K. Beardall, executive vice president of sales and marketing. "We're hearing encouraging reports from the field regarding the benefits patients are experiencing from the combination of decompression and light therapy. The introduction of the new T3 and T4 treatment tables, scheduled for early in the third fiscal quarter, are also expected to improve results. In addition, our distributors are excited and motivated by the new incentive programs we've introduced."
         Dynatronics has scheduled a conference call for investors today, Thursday, November 9, 2006, at 2 p.m. ET (12 noon MT). Those wishing to participate should call 800-861-4084 and use passcode 9921511#.
         A summary of the financial results for the quarter ended September 30, 2006, follows:

                         Summary Selected Financial Data
                           Income Statement Highlights

                                                      Quarter Ended
                                                      September 30,
                                                 --------------------------
                                                    2006            2005
                                                 -----------    -----------

    Net sales                                    $ 4,139,057    $ 4,358,428

    Cost of sales                                  2,646,900      2,769,844
                                                 -----------    -----------
       Gross profit                                1,492,157      1,588,584

    SG&A expenses                                  1,261,145      1,243,125
    R&D expenses                                     478,084        413,605
                                                 -----------    -----------
      Operating loss                                (247,072)       (68,146)

    Other income (expense)                           (37,495)        31,852
                                                 -----------    -----------

       Loss before income taxes                     (284,567)       (36,294)

    Income tax benefit                              (109,559)       (13,973)
                                                 -----------    -----------

       Net loss                                  $  (175,008)   $   (22,321)
                                                 ===========    ===========

       Net loss per share (diluted)              $      (.02)   $       .00
                                                 ===========    ===========


                            Balance Sheet Highlights

                                                September 30,     June 30,
                                                    2006            2006
                                                 -----------    -----------

       Cash                                      $   247,006    $   423,184
       Accounts Receivable                         2,919,455      3,022,991
       Inventories                                 5,142,825      4,982,990
       Total current assets                        9,693,157      9,605,497
       Total assets                              $14,523,185    $14,523,655

       Accounts payable                          $   685,028    $   593,016
       Accrued expenses                              523,569        536,131
       Total current liabilities                   2,454,334      2,215,350
       Total liabilities                           5,044,458      4,852,613
       Total liabilities and equity              $14,523,185    $14,523,655

         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2006, and its subsequent quarterly reports on Form 10-QSB.

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